Exhibit 10.1

ECLIPSE RESOURCES CORPORATION

CHANGE IN CONTROL SEVERANCE POLICY

(Effective September 11, 2015)

1. Purpose. The purpose of the Eclipse Resources Corporation (the “Company”) Change in Control Severance Policy (the “Policy”) is to secure the continued services of certain employees of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined in Section 2). This Policy is only for the benefit of the Participants (as defined in Section 2), and no other employees, personnel, consultants or independent contractors shall be covered under the Policy or receive any rights or benefits hereunder.

2. Definitions. As used in this Policy, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” shall mean any company or other entity controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Code.

(b) “Annual Cash Bonus Amount” means, with respect to a Participant, the product of: (i) (A) if the Participant’s Qualifying Termination occurs between January 1 and June 30 of a calendar year, the Participant’s Target Bonus Amount, or (B) if the Participant’s Qualifying Termination occurs between July 1 and December 31 of a calendar year, the dollar amount of the Participant’s annual cash performance bonus under the Company’s annual cash performance bonus program, as determined based on the Company’s actual performance through the date of the Participant’s Qualifying Termination and with any applicable performance target or goal pro-rated to align such performance target or goal with the shortened performance period; and (ii) a fraction, the numerator of which is the number of calendar days that have elapsed between January 1 of such calendar year and the date of the Participant’s Qualifying Termination, and the denominator of which is three-hundred sixty-five (365).

(c) “Base Salary” means, with respect to a Participant, the higher of (i) the Participant’s annual base salary as in effect on the date immediately prior to the start of the Change in Control Protection Period, or (ii) the Participant’s annual base salary as in effect on the date of the Participant’s Qualifying Termination.

(d) “Board” means the Board of Directors of the Company.

(e) “Business Day” means any calendar day other than a Saturday, Sunday, a federal holiday or other calendar day on which commercial banks in the City of New York are generally closed.

(f) “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee: (i) Participant’s intentional and continued failure to perform his or her duties for the Company and its Affiliates; (ii) Participant’s conviction of a felony or a misdemeanor involving moral turpitude, or his or her guilty plea to or entry of a nolo contendere plea to a felony charge or a misdemeanor charge involving moral turpitude; or (iii) the intentional or grossly negligent engagement by Participant in conduct that is materially injurious to the Company, financially or otherwise. For this purpose, an act or failure to act on the part of a Participant will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company, and no act or failure to act on the part of a Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence.

(g) “Change in Control” means the occurrence, after the Effective Date, of any one of the following events:

(i) A transaction or series of related transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (“Person”) (other than the Company, any Subsidiary, any employee benefits plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or any Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company (collectively, “Excluded Persons”)), directly or indirectly becomes the beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company;

(ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) The consummation of a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions;

(iv) The consummation of a merger, consolidation, or reorganization of the Company, or the acquisition of outstanding voting securities of the Company, and as a result of or in connection with such transaction (A) fifty percent (50%) or more of the voting securities of the Company outstanding immediately prior thereto, or the outstanding voting securities of the surviving entity, are beneficially owned, directly or indirectly, by any other Person other than an Excluded Person, or (B) the voting securities of the Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(v) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(h) “Change in Control Protection Period” means the thirty (30) month period that begins six (6) months before a Change in Control and ends twenty-four (24) months following the Change in Control.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company” means Eclipse Resources Corporation and any successor entity as provided in Section 11 hereof.

(k) “Committee” means a committee of two or more directors designated by the Board to administer this Policy.

(l) “Effective Date” means September 11 2015.

(m) “Exchange Act” means the Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder.

(n) “Good Reason” means the occurrence of one or more of the following circumstances, without the Participant’s express written consent, and which circumstance(s) are not remedied by the Company within thirty (30) calendar days of receipt of a written notice from the Participant describing in reasonable detail the Good Reason event that has occurred (which notice must be provided within ninety (90) calendar days of the Participant’s obtaining knowledge of the event), provided that the Participant must terminate employment within sixty (60) calendar days following the expiration of the Company’s thirty (30) calendar day cure period:

(i) (A) any material change in the duties, responsibilities or status (including reporting responsibilities) of the Participant that is inconsistent in any material and adverse respect with the Participant’s position(s), duties, responsibilities or authority with the Company immediately prior to the start of a Change in Control Protection Period (including any material and adverse diminution of such duties or responsibilities); or (B) a material and adverse change in the Participant’s titles or offices (including, if applicable, membership on the Board) with the Company as in effect immediately prior to the start of a Change in Control Protection Period;

(ii) a material reduction in the Participant’s rate of annual base salary or annual performance bonus opportunity, long-term performance bonus opportunity or equity incentive compensation target opportunity (including any material and adverse change in the formula for any performance targets) as in effect immediately prior to such Change in Control;

(iii) the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor; or

(iv) a material breach by the Company of the terms of the Participant’s employment agreement (if applicable).

(o) “Level I Participant” means each of (i) the Company’s President and Chief Executive Officer, and (ii) the Company’s Executive Vice Presidents.

(p) “Level II Participant” means each of the Company’s Senior Vice Presidents.

(q) “Level III Participant” means each of the Company’s Vice Presidents and employees listed by position on Exhibit A, attached hereto.

(r) “Level IV Participant” means each of the Company’s employees listed by position on Exhibit A, attached hereto.

(s) “Participant” means each Level I, Level II, Level III and Level IV Participant who is employed by the Company as of October 1, 2015 or who commences employment with the Company on or after October 1, 2015. Each employee who is designated as a Participant shall be provided a Participation Certificate, in the form attached hereto as Exhibit B, specifying that the employee is a Level I, Level II, Level III or Level IV Participant.

(t) “Participation Certificate” means a certificate substantially similar to the form attached hereto as Exhibit B.

(u) “Qualifying Termination” means any termination of a Participant’s employment with the Company or any Affiliate during a Change in Control Protection Period that is a “separation from service” (within the meaning of Section 409A and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) thereof that does not result from any of the following:

(1) death;

(2) disability entitling the Participant to benefits under the Company’s long-term disability plan;

(3) involuntary termination for Cause; or

(4) resignation by the Participant, unless such resignation is for Good Reason.

(v) “Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.

(w) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets or liquidation or dissolution.

(x) “Target Bonus Amount” means the dollar amount of the Participant’s target bonus award opportunity under the Company’s annual cash performance bonus program for the calendar year in which the Participant’s Qualifying Termination occurs.

3. Eligibility.

(a) Each of the Company’s employees who satisfies the requirements to be a Participant under the Policy and who signs and timely returns to the Company a Participation Certificate shall be a Participant under the Policy. During a Change in Control Protection Period, a Participant’s coverage under the Policy may not be terminated nor may the Participant’s level of participation (i.e., as a Level I, II, III or IV Participant) be reduced without such Participant’s written consent.

(b) A Participant will not receive any benefits under this Policy if his or her employment with the Company and its Affiliates terminates for any reason other than a Qualifying Termination.

4. Cash Severance Payment. If a Participant incurs a Qualifying Termination, then, subject to the separation agreement and release requirements in Section 6 below, the Participant shall be entitled to receive the following cash severance benefit:

(a) If the Participant is a Level I Participant, a lump-sum cash payment payable on, or as soon as practicable following, the sixty-fifth (65th) calendar day following the date of the Participant’s Qualifying Termination (or the date of the Change in Control, if later), in an amount equal to the sum of (i) three (3) times the Level I Participant’s Base Salary, plus (ii) three (3) times the Level I Participant’s Target Bonus Amount, plus (iii) the Level I Participant’s Annual Cash Bonus Amount. If a Level I Participant has executed an individually negotiated agreement (including, without limitation, an employment agreement) with the Company relating to severance benefits that is in effect immediately prior to his or her Qualifying Termination, the amount of a Level I Participant’s cash severance payment under this Section 4(a) shall be reduced (but not below zero) by the aggregate dollar amount of the cash severance payments, if any, payable under the terms of such individually negotiated agreement.

(b) If the Participant is a Level II Participant, a lump-sum cash payment payable on, or as soon as practicable following, the sixty-fifth (65th) calendar day following the date of the Participant’s Qualifying Termination (or the date of the Change in Control, if later), in an amount equal to the sum of (i) two (2) times the Level II Participant’s Base Salary, plus (ii) two (2) times the Level II Participant’s Target Bonus Amount, plus (iii) the Level II Participant’s Annual Cash Bonus Amount.

(c) If the Participant is a Level III Participant, a lump-sum cash payment payable on, or as soon as practicable following, the sixty-fifth (65th) calendar day following the date of the Participant’s Qualifying Termination (or the date of the Change in Control, if later), in an amount equal to the sum of (i) one (1) times the Level III Participant’s Base Salary, plus (ii) one (1) times the Level III Participant’s Target Bonus Amount, plus (iii) the Level III Participant’s Annual Cash Bonus Amount.

(d) If the Participant is a Level IV Participant, a lump-sum cash payment payable on, or as soon as practicable following, the sixty-fifth (65th) calendar day following the date of the Participant’s Qualifying Termination (or the date of the Change in Control, if later), in an amount equal to the sum of (i) one-half (1/2) times the Level IV Participant’s Base Salary, plus (ii) one-half (1/2) times the Level IV Participant’s Target Bonus Amount, plus (iii) the Level IV Participant’s Annual Cash Bonus Amount.

5. COBRA Continuation Coverage. If a Participant incurs a Qualifying Termination, subject to the separation agreement and release requirements in Section 6 below, during the portion, if any, of the eighteen (18) month period following the Participant’s termination date that the Participant, Participant’s spouse or Participant’s eligible dependents elect to continue coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will promptly reimburse the Participant on a monthly basis for the amount paid to effect and continue such coverage. Nothing contained herein is intended to limit or otherwise restrict any rights to continued group health plan coverage pursuant to COBRA following the period described in the preceding sentence.

6. Separation Agreement and Release Requirement. Payment of the cash severance under Section 4 and the COBRA continuation coverage under Section 5 are subject to the Participant’s timely execution and return of a Separation Agreement and Release in the form attached to this Policy as Exhibit C (the “Separation Agreement and Release”) without subsequent revocation during the seven (7) calendar day period following such execution date (the “Release Revocation Period”). The Participant shall have fifty (50) calendar days following (i) the date of the Participant’s Qualifying Termination, or (ii) in the case of a Pre-Change in Control Qualifying Termination, the effective date of the Change in Control, to consider, execute and return the Separation Agreement and Release to the Company and shall then have the right to revoke the Separation Agreement and Release during the Release Revocation Period. If the Participant fails to timely execute and return the Separation Agreement and Release to the Company or revokes such Separation Agreement and Release during the Release Revocation Period, then the Participant shall forfeit, and shall not be entitled to, any of the benefits described in Section 4 or Section 5.

7. Entire Agreement; No Duplication of Benefits. Any benefits or amounts payable hereunder shall be reduced by any notice under, or payments in lieu of notice under, the Worker Adjustment and Retraining Notification Act (or similar state law). Any benefits or amounts payable under this Policy shall not be duplicative of any other severance benefits, and to the extent a Participant (other than a Level I Participant) has executed an individually negotiated agreement with the Company relating to severance benefits that is in effect immediately prior to his or her Qualifying Termination, no amounts will be due hereunder unless such Participant acknowledges and agrees that the severance benefits, if any, provided under this Policy are in lieu of and not in addition to any severance benefits provided under the terms of such individually negotiated agreement.

8. Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

9. Section 280G of the Code.

(a) Anything in this Policy to the contrary notwithstanding and except as set forth in subparagraph (b) below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, but determined without regard to any reduction (if any) required under this Section 9 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Company shall automatically reduce (the “Reduction”) the Participant’s Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if such Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction shall not apply. If the Reduction is applicable, the Payment shall be reduced in such a manner that provides the Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent with each other, each shall be reduced pro rata.

(b) All determinations required to be made under this Section 9, including the after-tax benefit and calculation of the Reduction, shall be made by a certified public accounting firm that is selected by the Company (the “Accounting Firm”), which may be the Company’s independent auditors. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, the Participant shall appoint another certified public accounting firm, which is reasonably agreed to by the Company, to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). In the event that the Accounting Firm determines that no Excise Tax is payable by the Participant, either with or without application of the Reduction under this Section 9, then the Accounting Firm shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. If the Reduction is applicable, the Company shall provide the Participant with a written summary of the portions of the Payment that will be reduced. All fees and expenses of the Accounting Firm shall be borne solely by the Company. All determinations by the Accounting Firm made under this Section 9 shall be binding upon the Company and the Participant.

10. Scope of Policy. Nothing in this Policy shall be deemed to entitle the Participant to continued employment with the Company or its Affiliates, and if a Participant’s employment with the Company shall terminate prior to or following a Change in Control Protection Period, the Participant shall have no further rights under this Policy, except as otherwise provided hereunder.

11. Successors; Binding Agreement.

(a) This Policy shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring such assets or a substantial portion thereof shall expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (ii) the Company shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Participants hereunder.

(b) The benefits provided under this Policy shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

12. Notice. For purposes of this Policy, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) Business Days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.

If to the Company:

Eclipse Resources Corporation

Attention: Vice President, Administration

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a Qualifying Termination that occurs during the term of this Policy), 5, 6, 7, 8, 9, 10, 11, 12 and 14 shall survive the termination of this Policy.

14. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS POLICY SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS POLICY SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS POLICY, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

15. Amendment and Termination. The Board may amend or terminate the Policy at any time; provided, however, that during a Change in Control Protection Period the Policy may not be amended or terminated by the Board in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant; and further provided, that no such amendment or termination shall affect the Company’s obligation to complete the delivery of benefits earned and accrued hereunder to any Participant prior to the effective time of such amendment or termination.

16. Interpretation and Administration. The Policy shall be administered by the Committee. The Committee shall have the authority (a) to exercise all of the powers granted to it under the Policy, (b) to construe, interpret and implement the Policy, (c) to prescribe, amend and rescind rules and regulations relating to the Policy, (d) to make all determinations necessary or advisable in administration of the Policy and (e) to correct any defect, supply any omission and reconcile any inconsistency in the Policy. Actions of the Committee shall be taken by a majority vote of its members.

17. Claims Procedure.

(a) It shall not be necessary for a Participant or beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Committee at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Policy upon which such claim is based. The Committee shall, within ninety (90) calendar days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Policy upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in below.

(b) A Participant or beneficiary who has filed a written claim for benefits with the Committee which has been denied may appeal such denial to the Committee and receive a full and fair review of his or her claim by filing with the Committee a written application for review at any time within sixty (60) calendar days after receipt from the Committee of the written notice of denial of his or her claim provided for in Section 17(a) above. A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Committee in writing. Not later than sixty (60) calendar days after receipt of a written application for review, the Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Policy upon which the decision is based.

(c) Any act permitted or required to be taken by a Participant or beneficiary under this Section 17 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Section 17 shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth (5th) Business Day following the date upon which it was filed or given. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

18. Term. This Policy shall be effective until 11:59 P.M. (Eastern Time) on the first (1st) anniversary of the Effective Date, unless the Board, in its sole discretion, elects to renew the Policy prior to the time that the Policy is then scheduled to expire.

19. Type of Policy. This Policy is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees.

20. Nonassignability. Benefits under the Policy may not be assigned by the Participant. The terms and conditions of the Policy shall be binding on the successors and assigns of the Company.

21. Section 409A. To the extent a Participant would otherwise be entitled to any payment that under this Policy, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid during the six (6)

months beginning on the date of termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company) the payment will be paid to the Participant on the earlier of the six (6) month anniversary of the Participant’s date of termination or the Participant’s death or disability (within the meaning of Section 409A). Similarly, to the extent the Participant would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of the Participant’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six (6) month anniversary of the Participant’s date of termination or death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each severance payment made under this Policy shall be deemed to be separate payments, amounts payable under Section 4 of this Policy shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

END

Exhibit A

List of Level III and IV Participants

Level III Participants

Vice President, Controller

Vice President, Administration

Vice President, Health, Safety, Environmental and Regulatory

Vice President, Investor Relations

Vice President, Financial Planning and Analysis

Vice President, Geology

Vice President, Reservoir Engineering

Vice President, Assistant Secretary and Associate General Counsel

Manager, Drilling

Manager, Completions

Manager, Unconventional Production

Level IV Participants

Assistant Controller, Operations

Assistant Controller, Fixed Assets and Tax

Director, Financial Planning and Analysis

Director, Information Technology

Manager, Financial Planning and Analysis

Manager, General Ledger Accounting

Manager, Revenue Accounting

Manager, Construction

Manager, Health, Safety, Environmental and Regulatory

Manager, Human Resources

Manager, Information Technology Infrastructure

Land Manager, Operations

Manager, Title

A-1

Level IV Participants - Continued

Manager, Land Administration

Staff Attorney

Manager, Gas Marketing

Manager, Reserves Reporting

Manager, Security

Manager, Conventional Production

END

A-2

Exhibit B

ECLIPSE RESOURCES CORPORATION

CHANGE IN CONTROL SEVERANCE POLICY

PARTICIPATION CERTIFICATE

This Participation Certificate given this      day of [●],     , by Eclipse Resources Corporation, a Delaware corporation (the “Company”), and the Compensation Committee of the Company’s Board of Directors (the “Committee”) to [●] (“Employee”), with capitalized terms used but not defined herein having the respective meanings assigned to such terms in the Eclipse Resources Corporation Change in Control Severance Policy (the “Policy”) unless otherwise stated.

1. The Committee hereby designates Employee as a [Level I, II, III or IV] Participant under the Policy, effective as of [●].

2. Upon Employee’s termination of employment in connection with or following a Change in Control of the Company under the circumstances and subject to the terms and conditions described in the Policy, Employee will be entitled to the payments and benefits specified in Sections 4 and 5 of the Policy.

3. Employee acknowledges and agrees that (a) he or she has received a copy of the Policy and has read and understands the Policy, and (b) Employee will not receive any benefits under the Policy if his or her employment with the Company and its Affiliates terminates for any reason other than a Qualifying Termination.

4. Employee acknowledges and agrees that, as a condition to receiving any payments or benefits under the Policy, Employee must sign, and not revoke, a separation agreement and release substantially in the form attached as Exhibit C to the Policy.

5. Employee acknowledges that he or she is not required to be covered by the Policy, and will be deemed to have declined coverage under the Policy by not executing this Participation Certificate and returning it to the Vice President, Administration, so that it is received no later than fifty (50) days after Employee’s receipt of this Participation Certificate.

6. Employee’s status as a Participant under the Policy will terminate at such time as may be determined by the Committee, provided that during a Change in Control Protection Period, an Employee’s coverage under the Policy may not be terminated nor may the Employee’s level of participation (i.e., as a Level I, II, III or IV Participant) be reduced without the Employee’s written consent.

IN WITNESS WHEREOF, Company has caused this Participation Certificate to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Participation Certificate, each effective as of the latest date written below.

[Signature page follows.]

B-1

ECLIPSE RESOURCES CORPORATION

By:
[Name]
[Title]

Date:

EMPLOYEE

Name:

Date:

[Signature page to Participation Certificate]

Exhibit C

FORM OF SEPARATION AGREEMENT AND RELEASE

(HEREIN “AGREEMENT”)

1. In consideration of the payments and benefits to be made by Eclipse Resources Corporation (the “Company”) to [●] (the “Employee”) under the Eclipse Resources Corporation Change in Control Severance Policy (the “Policy”) (each of Employee and the Company, a “Party” and together, the “Parties”), the sufficiency of which Employee acknowledges, Employee, with the intention of binding himself or herself and his or her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, stockholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Policy, Employee’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation or paid time off benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act and any similar or analogous state or local law, regulation or ordinance. Notwithstanding the foregoing, this Release will not apply and expressly excludes: (a) vested benefits under any plan maintained by the Company that provides for deferred compensation, equity compensation or pension or retirement benefits; (b) health benefits under any policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights including, but not limited to, rights and benefits to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar or analogous state or local law, regulation or ordinance; (c) any claim that cannot by law be waived or released by private agreement; (d) claims arising after the date of the Release; (e) to the extent not paid as of the date of this Release, payments and benefits to be made under the Policy; (f) claims under any directors and officers insurance policies; and (g) rights to indemnification Employee may have under the by-laws or certificate of incorporation of the Company and its Affiliates, any applicable indemnification agreements with the Company and its Affiliates or applicable law.

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2. Employee acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, (i) wages, (ii) back pay or front pay, (iii) compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, (iv) costs, (v) attorneys’ fees and expenses, and (vi) any right to receive any compensation or benefit from any complaint, claim, or charge with any local, state or federal court, agency or board, or in any proceeding of any kind which may be brought against the Company as a result of such a complaint, claim or charge.

4. Employee specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein will be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Employee is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, Employee acknowledges that he has been given a period of fifty (50) calendar days to consider whether to execute this Release. If Employee accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) calendar days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release will become irrevocable in its entirety, and binding and enforceable against Employee, on the calendar day next following the calendar day on which the foregoing seven (7) calendar day period has elapsed. If such a revocation occurs, Employee will irrevocably forfeit any right to payment of the severance benefits described in Section 4 of the Policy.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release will be immediately effective upon execution by Employee.

7. Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. Employee acknowledges that he or she is hereby advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. Employee acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

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10. Employee acknowledges that the severance benefits described in Section 4 and Section 5 of the Policy that he or she will receive in connection with the release of claims set forth in this Release and his or her obligations under this Release are in addition to anything of value to which Employee is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions will nevertheless remain in full force and effect. If any provision of this Release is so broad in scope or duration or otherwise, as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and will supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof will in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signatures delivered by electronic transmission will be deemed effective for all purposes.

15. This Release will be binding upon any and all successors and assigns of Employee and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, this Release has been signed as of [●], 20[●].

By:
[●]

[Signature page to Separation Agreement and Release]